FieldPoint Petroleum Begins Drilling Second Horizontal Well Project in Lea County, New Mexico

Cimarex Energy to be Well Operator

AUSTIN, Texas July 16, 2012 /PRnewswire/ - FieldPoint Petroleum Corporation (NYSE/MKT: FPP) announced today that drilling has begun on the East Lusk 15 Federal #2  in Lea County, New Mexico. The Company has an operating agreement with Cimarex Energy Co, (NYSE: XEC) www.cimarex.com, to drill this well that will target the Bone Spring formation.  FieldPoint has pre-paid its expected share of the drilling cost, which is approximately $1.3 million.  There will, of course, be additional completion costs should the drilling operation be successful.

As with the Company’s well #1 on this property, this horizontal well is planned to be drilled vertically to a depth of approximately 9,500 feet, to the Bone Spring formation, and approximately 4,000 to 5,000 feet laterally within the formation to the bottom hole location.  The estimated time for drilling and completion is expected to be approximately 60 to 90 days.

FieldPoint’s President and CEO, Ray Reaves stated, “As I have mentioned before, there are two highly important aspects of this drilling program.  First, Cimarex Energy is one of the best in the industry at completing wells in the Bone Spring formation.  This is very important for well success and optimal well production.  And second, if successful, this could lead to drilling a third well on this lease, which could serve to significantly increase our daily production and proved producing reserve base."

Also as with well #1, FieldPoint will own a 43.75% working interest, Cimarex will own a 37.5% working interest, and other partners will own the remaining 18.75% working interest in the two planned wells.

About FieldPoint Petroleum Corp. www.fppcorp.com

FieldPoint Petroleum Corporation is engaged in oil and gas exploration, production and acquisition, primarily in New Mexico, Oklahoma, Texas and Wyoming.

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and unexpected decreases in oil and gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

Contact: Ray D. Reaves, President (512)250-8692 or fppc@ix.netcom.com